Exhibit 99.2

JOINT FILERS

Reporting Owner Name/Address	Relationships
	Director	10% Owner	Officer	Other
Brookfield Holding Limited Liability Company Budapest 1074, Dohany utca 12 Budapest, Hungary	☒	☒		Director by deputization
Brookfield Properties, Inc. 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
Brookfield Properties Subco LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
BOP (US) LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization
Brookfield BPY Retail Holdings I LLC 250 Vesey Street New York, NY 10281-1023	☒	☒		Director by deputization